Exhibit 10.17

FORTRESS INVESTMENT GROUP LLC

PRINCIPAL COMPENSATION PLAN

1.                                      Purposes of the Plan. This Fortress Investment Group LLC Principal Compensation Plan provides for the payment of annual incentive compensation to those Principals of the Company designated for participation in the Plan and is intended to compensate each of such Principals for his services, contributions and leadership provided to Fortress and further align his interests with the interests of the Company’s stockholders. Capitalized terms used but not defined herein have the meanings given to such terms in Annex A hereto.

2.                                      Plan Administration.

(a)                                 Compensation Committee. The Plan shall be administered by the Compensation Committee. The Compensation Committee shall have the power and authority, without limitation:

(i)                                   to construe and interpret the terms and provisions of the Plan and any Award issued under the Plan (and any Award Agreement relating thereto) and to otherwise supervise the administration of the Plan and to exercise all powers and authorities specifically granted under the Plan or necessary or advisable in the administration of the Plan;

(ii)                                to delegate its authority and responsibilities under the Plan to the Principals Committee and/or members of management, subject to the requirements of applicable law or any stock exchange on which Class A Shares are traded;

(iii)                             to review and approve all material recommendations, decisions and determinations of the Principals Committee;

(iv)                            to determine the form of Awards granted under the Plan;

(v)                               to determine the terms and conditions, not inconsistent with the terms of the Plan, which shall govern all Awards under the Plan (including the amount, manner and time of Payments);

(vi)                            to determine the total amount and payment of all Awards under the Plan in respect of a particular Fiscal Year;

(vii)                         to determine the eligibility for participation in the Plan in accordance with Section 3 below;

(viii)                      to prescribe forms and procedures for purposes of Plan participation and distribution of Awards; and

(ix)                            to adopt rules, regulations and bylaws and to take such actions as it deems necessary or desirable for the proper administration of the Plan.

The powers and authority of the Compensation Committee hereunder shall in all events be subject to the terms of the Plan and the applicable Award Agreement, and the Compensation Committee shall in all events honor such terms to the extent permitted by applicable law.

(b)                                 Principals Committee.  The Principals Committee shall make recommendations to the Compensation Committee with respect to the administration of the Plan.  In particular, the Principals Committee shall recommend (i) whether a Participant shall be treated as the CIO or Sponsor for a newly-raised fund or assets (which recommendation shall be made at the time a fund or product is launched) and (ii) interpretations of ambiguous or disputed material terms of the Plan. As a general principle under the Plan, Principals are expected to receive compensation in the same form and on the same schedule (e.g., equity of a public company) as do Fortress employees, subject to tax and other applicable limitations.

(c)                                  All decisions made by the Compensation Committee pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, including the Company and the Participants. No member of the Board, the Compensation Committee or the Principals Committee, nor any officer or employee of the Company or any of its Affiliates acting on behalf of the Board, the Compensation Committee or the Principals Committee, shall be personally liable for any action, omission, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board, the Compensation Committee or the Principals Committee and each and any officer or employee of the Company and of any of its Affiliates acting on their behalf shall, to the maximum extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, omission, determination or interpretation.

3.                                      Eligibility.  The initial Participants in the Plan are set forth in Schedule 1. Additional persons eligible to participate in the Plan shall be determined by the unanimous agreement of the Principals Committee, subject to the approval of the Compensation Committee.  With respect to each Fiscal Year, the persons who shall participate in the Plan for such Fiscal Year shall be determined prior to the end of the immediately preceding Fiscal Year.  The Compensation Committee shall have the authority to remove a Participant from the Plan upon (i) a termination of the Participant’s employment with Fortress for Cause or the earlier of (A) such Participant’s voluntary resignation from Fortress or (B) receipt of notice from such Participant of such Participant’s voluntary resignation or (ii) the unanimous vote of the Principals Committee.  Schedule 1 sets forth the list of eligible Participants for the 2012 Fiscal Year.

4.                                      Awards.  An award under this Plan (an “Award”) may be in such form as is determined by the Compensation Committee, including in the form of cash compensation and/or one or more equity or other economic interests in the Company or one or more Affiliates of the Company (any such equity or economic interest, an “Equity Interest”). Any portion of an Award comprised of an Equity Interest may be structured as a “profits interest,” “capital interest” or other type of interest for federal income tax purposes.  An Award may apply to a single Fiscal Year or multiple Fiscal Years.  An Award shall also indicate for which Hedge Fund(s), PE Fund(s) and/or Castle(s) a Participant will be a CIO or Sponsor.  Each Participant who is granted an Award shall enter into one or more Award Agreements with Fortress, containing such terms and conditions as are not inconsistent with the Plan, as the Compensation Committee shall require.  The provisions of each Award need not be the same with respect to each Participant. The Company shall make reasonable efforts to structure awards in a tax-efficient manner for the Participants, subject to compliance with Code Section 409A and other applicable requirements of the

Code.  All obligations in respect of Awards hereunder shall be obligations of Fortress.  Fortress may cause partnership agreements of the Company’s Affiliates to be amended to the extent required or desirable to effectuate the terms of the Plan.

5.                                      Determination of Annual Amount. Subject to the other terms and conditions of the Plan and any Award Agreement, an Award (whether in the form of cash or Equity Interests) will entitle the applicable Participant to a Payment equal to the Annual Amount (as defined below), if positive, in respect of the Fiscal Year to which the Award relates.

(a)                                 Annual Amount.  The “Annual Amount” for a Participant for a particular Fiscal Year shall be equal to the sum of the following:

(i)                                     Existing Hedge Fund AUM:  the sum, for each Hedge Fund for which the applicable Participant has served as CIO during the applicable Fiscal Year, of the product of (A) 0.20 times (B) the Promote for the applicable Hedge Fund that is attributable to Existing Hedge Fund AUM for the applicable Fiscal Year; plus

(ii)                                  New Hedge Fund AUM:  the sum of:

(A)                               for each Hedge Fund for which the applicable Participant has served as CIO during the applicable Fiscal Year, an amount equal to the product of (1) 0.20 times (2) the NOR for the applicable Hedge Fund that is attributable to New Hedge Fund AUM for the applicable Fiscal Year; plus

(B)                               for each Hedge Fund that was Sponsored by the applicable Participant, an amount equal to the product of (1) 0.10 times (2) the NOR for the applicable Hedge Fund that is attributable to New Hedge Fund AUM for the applicable Fiscal Year; plus

(iii)                               New PE Funds:  the sum of:

(A)                               for each New PE Fund for which the applicable Participant has served as CIO during the applicable Fiscal Year, an amount equal to the product of (1) 0.20 times (2) the NOR for the applicable New PE Fund for the applicable Fiscal Year; plus

(B)                               for each New PE Fund that was Sponsored by the applicable Participant, an amount equal to the product of (1) 0.10 times (2) the NOR for the applicable New PE Fund for the applicable Fiscal Year; plus

(iv)                              Castles:  the sum of:

(A)                               for each Castle that had raised capital on or prior to January 1, 2012 that was Sponsored by the applicable Participant, an amount equal to the product of (1) 0.20 times (2) the excess, if any, of (x) the NOR for the applicable Castle for the applicable Fiscal Year over (y) the NOR for the applicable Castle for the 2011 Fiscal Year; plus

(B)                               for each Castle that had first raised capital after January 1, 2012 for which the applicable Participant has served as CIO during the applicable Fiscal Year, an amount equal to the product of (1) 0.20 times (2) the NOR for the applicable Castle for the applicable Fiscal Year; plus

(C)                               for each Castle that had first raised capital after January 1, 2012 that was Sponsored by the applicable Participant, an amount equal to the product of (1) 0.10 times (2) the NOR for the applicable Castle for the applicable Fiscal Year.

Any reference to a “sum” or “amount” in this Section 5 may be a positive or negative number.

(b)                                 Shortfall. In the event that the Annual Amount in respect of a Fiscal Year for a Participant is a negative amount (such amount, a “Shortfall Amount”), any future Annual Amount shall be reduced by the Shortfall Amount (and any prior Shortfall Amount that has not been previously recovered pursuant to this Section 5(b)).

(c)                                  Adjustments. In the event that a Participant serves as CIO for less than all of a Fiscal Year (other than in circumstances governed by Section 9 of this Plan) , appropriate adjustments shall be made to this Section 5 to equitably adjust the amount of such Participant’s Annual Amount for the applicable Fiscal Year.

(d)                                 Allocations. The Principals Committee shall determine the principles and methodology for expense and revenue allocations required to determine any Annual Amount (or component thereof) or other allocation described in the immediately following sentence.  For all purposes of this Plan and any Award Agreement, (i) any allocation of any revenues or expenses of Fortress and/or (ii) any allocation of any Promote, NOR, Trading P/L and/or the calculation of any HF Repayment Obligation in respect of any Hedge Fund that is comprised of Existing Hedge Fund AUM and New Hedge Fund AUM shall, in each case, be initially determined by a committee comprised of two representatives (not including a Participant) from each business unit and the Chief Financial Officer and Controller of the Company, with such determination based on the principles and methodology that have been established by the Principals Committee. The Principals Committee shall review and approve each such determination.

6.                                      Determination of Payments.  For each Fiscal Year, the Principals Committee shall recommend to the Compensation Committee the Annual Amount in respect of each Participant and the form of each Participant’s Payment (including any allocations among individual Participants within a business unit) on or prior to January 31st of the Fiscal Year immediately following the Fiscal Year to which the applicable Awards relate.  Mr. Edens shall be responsible for the provision to the Principals Committee of the allocation of amounts among the Participants within the Private Equity business unit, and shall make such provision on or prior to January 15th of the Fiscal Year immediately following the Fiscal Year to which the applicable Awards relate. The Compensation Committee shall act to make a final determination of amount and form of each Participant’s Payment, on the recommendations of the Principals Committee, by no later than February 10th of such Fiscal Year.

7.                                      Form of Payment.

(a)                                 General.  A Payment to a Participant may be made in cash (including cash compensation and cash distributions to a Participant in respect of any Equity Interests held by the Participant), and/or, in the discretion of the Compensation Committee based upon the recommendation of the Principals Committee, Class A shares of the Company or other types of Equity Interests; provided, however, that if the Annual Amounts payable to a Participant (or, in the case of a business unit with multiple Participants, all Participants in such business unit) in respect of a particular Fiscal Year exceeds 10% of the Company’s Distributable Earnings earned from the applicable Participant’s (or, if applicable, Participants’) business unit for such Fiscal Year (determined without reference to any deductions for amounts to be paid under this Plan for such Fiscal Year), such excess aggregate Annual Amounts shall be paid to such Participant (or, if applicable, Participants) in the form of grants of RSUs. In the case of a business unit with multiple Participants, the foregoing limitation shall be applied to them on a pro rata basis based upon their relative Annual Amounts.

(b)                                 RSUs.  The RSUs shall be subject to the terms and conditions (including, without limitation, as to vesting and forfeiture) to be set forth in a definitive grant agreement that shall govern the Participant’s RSU grant.  The RSUs will vest in three equal installments on each of the first three anniversaries of the date of grant and will be dividend paying.  The number of RSUs granted shall be determined based upon the average closing price of Class A Shares of the Company over the 20 trading day period preceding the date of Compensation Committee approval of the Annual Amount.

8.                                      Timing of Payments.  Subject to Sections 9, 10, 11 and 12, a Payment to a Participant shall generally be made at the same time as payments of other formula-based or profit-sharing compensation payments in respect of the Fiscal Year to which the applicable Payment relates are made to employees of Fortress, but in no event earlier than January 31st or later than March 15th of the Fiscal Year immediately following the Fiscal Year to which the applicable Payment relates.

9.                                      Vesting of Awards; Termination of Employment.

(a)                                 Payment in Respect of Hedge Funds and Castles.  Except as provided for in Sections 9(c) and 9(f), a Participant will not be entitled to any Payment in respect of any portion of an Annual Amount determined with reference to Sections 5(a)(i) or (ii) unless the Participant is an employee of Fortress on the date on which any Annual Amount is actually paid to a Participant.

(b)                                 Private Equity.  Except as provided for in this Section and Sections 9(c) and 9(f), a Participant will not be entitled to any Payment in respect of any portion of an Annual Amount determined with reference to Section 5(a)(iii) or Section 5(a)(iv) unless the Participant is an employee of Fortress on the date on which any Annual Amount is actually paid to a Participant. Subject to Sections 9(c), (d) and (e), the right of a Participant to receive any payment in respect of any portion of Promote granted pursuant to Section 5(a)(iii) or Section 5(a)(iv) shall vest on the same vesting schedule and be subject to the other terms and conditions as are applicable to Fortress employees generally who are granted Promote interests in  the PE Fund(s) or Castle to which any such portion relates (other than, subject to Section 10(d), terms and conditions relating to holdback of distributions and the cash collateralization of clawback obligations). Such vesting schedule shall be set forth in a Participant’s Award Agreement and/or the governing documents of any issuer of Equity Interests.

(c)                                  Termination without Cause or Due to Death or Disability.  In the event of a termination of the Participant’s employment by Fortress without Cause or due to death or Disability, provided that the Participant (or his estate, if applicable) executes a general release of claims in the form customarily used by Fortress within forty-five (45) days following such termination and such release becomes irrevocable, (i) a Participant who serves as a CIO or Sponsor of an Existing Hedge Fund, a New Hedge Fund or a Castle shall be entitled to a Payment under the Plan equal to, and payable in the same manner as, the Payment that would have otherwise been made to such Participant in respect of the amounts determined with reference to Sections 5(a)(i), (ii), (iv) and 5(b) for the Fiscal Year in which the Participant was terminated had the Participant’s employment not terminated (and thereafter such Participant shall not be entitled to any further Payments with respect to such Existing Hedge Fund, a New Hedge Fund or a Castle under the Plan or any Award Agreement) and (ii) a Participant who serves as CIO or Sponsor of a New PE Fund or a Castle shall be entitled to Payments with respect to the portion of any Award  that is a Promote and that is vested pursuant to Section 9(b) (with such Payments payable at the same times as they are made to Participants generally under the Plan), provided that this Section 9(c)(ii) shall apply only with respect to Awards (or portions thereof) that do not constitute deferred compensation under Code Section 409A.  For the avoidance of doubt, Invested Amounts shall not be subject to forfeiture pursuant to this Section 9(c).

(d)                                 Termination for Cause.  Notwithstanding any other provision of the Plan or an Award Agreement to the contrary, in the event of a termination of a Participant’s employment by Fortress for Cause, the Participant’s rights to all Awards (whether vested or unvested) and Annual Amounts shall be forfeited without compensation as of the date the Participant receives notice of termination from Fortress and such Participant shall have no further rights under the Plan or any Award.  For the avoidance of doubt, Invested Amounts shall not be subject to forfeiture pursuant to this Section 9(d).

(e)                                  Voluntary Resignation.  Notwithstanding any other provision of the Plan or an Award Agreement to the contrary, in the event a Participant voluntarily resigns from his or her service to Fortress, the Participant’s rights to all Awards and unpaid Annual Amounts shall be forfeited without compensation as of the date of resignation and such Participant shall have no further rights under the Plan or any

Award, except with respect to (i) any interest in a Promote that is vested pursuant to Section 9(b), (ii) any Invested Amounts or (iii) as set forth in Section 9(f).

(f)                                   Retirement and Consultation. At the election of a Participant, the Participant may elect to retire and enter into a consulting agreement of up to three years in duration with Fortress pursuant to which the Participant provides substantive and ongoing services to the Company. During the pendency of the consulting agreement, the Participant shall continue to vest in any RSUs granted to him pursuant to this Plan (subject to the Participant’s compliance with the Restricted Covenant Obligations for the pendency of their term), but shall not further vest in any Promote interests or other Equity Interests granted to him hereunder after the date of such retirement. For all other purposes under this Agreement, the date of retirement shall be deemed to be the date of termination or resignation.

10.                               Certain Clawback and Repayment Obligations.

(a)                                 Clawback Obligation in Respect of PE Funds.  Any Participant that receives a Payment that is comprised, in whole or in part, of an amount described under Section 5(a)(iii) shall be responsible for his pro rata share of any clawback or similar requirement applicable to any Promote paid to Fortress as the general partner of the applicable New PE Fund (or Fortress in respect thereof) (with respect to any New PE Fund (or Fortress), a “PE Clawback Obligation”).  The terms and conditions of a PE Clawback Obligation are intended to be substantially similar, in all material respects (other than, subject to Section 10(d), with respect to the holdback and cash collateralization of the obligation), to the terms and conditions applicable to Fortress employees who are granted or otherwise receive an interest in the promote or carry of the New PE Fund to which the PE Clawback Obligation relates.  Any PE Clawback Obligation of a Participant shall not be reduced or otherwise limited by the termination of the employment of such Participant with Fortress (and any related forfeiture resulting therefrom).

(b)                                 Funding.  A PE Clawback Obligation may be payable in cash and/or Equity Interests in such proportion between them as shall be determined pursuant to the principles promulgated by the Compensation Committee and/or as may be set forth in a Participant’s Award Agreement. Any ratable portion of a PE Clawback Obligation that relates to Payments made to Participants in unvested RSUs shall not become due and payable until such time as the corresponding RSUs have vested and been delivered, provided that such repayment may in all events be made in cash at the election of the Participant.

(c)                                  Override.  Notwithstanding any other provision of this Plan or an Award Agreement to the contrary, in the event that applicable law or the governing documents of any Hedge Fund or New PE Fund requires (i) a more stringent or burdensome clawback, repayment or similar obligation or (ii) the use of a deferral, escrow, holdback and/or collateral obligation, this Plan and the terms of any Award Agreement shall reflect such obligations and each of them shall be amended to the extent necessary to reflect such obligations.

11.                               Covenant Collateral.

(a)                                 An amount equal to 50% of the after-tax portion (determined assuming the Participant pays state and local income taxes at the highest marginal rate of taxation applicable to residents of New York, New York in the applicable Fiscal Year) of each Annual Amount that is paid in cash shall be invested by the Participant receiving Payment of such Annual Amount in one or more Fortress Funds (each such amount, an “Invested Amount”).  Each such amount shall be invested in the Fortress Fund(s) selected by the applicable Participant in his discretion at the earliest time that an appropriate fund is available for such investment (as determined in the reasonable judgment of the Compensation Committee).  In the event that an appropriate fund is not available for investment at the time of receipt of such Payment,  the Participant shall invest the applicable amount in a cash or money market fund that is used by Fortress for the investment of its own cash reserves until such time as the applicable Participant delivers the written direction described in the immediately preceding sentence and such amount shall be deemed to be an Invested Amount for all purposes while invested in such cash or money market account.  Any Invested Amount shall be subject to the terms and conditions generally applicable to investments by Fortress employees in the Fortress Fund(s) in which the Invested Amount is invested, including with respect to payment of fees and the nature and frequency of any redemption rights. At the election of a particular Principal, any amount invested by such Principal in a Fortress managed fund and designated by such Principal as an “Invested Amount” shall be deemed to count toward the investment obligation described in the first sentence of this Section 11(a), and any such amount shall be subject to the security interest described in Section 11(b) below.

(b)                                 Each Invested Amount shall secure a Participant’s obligations under  the restrictive covenants included within his Employment Agreement or any successor provisions of his Employment Agreement (with respect to a Participant, his “Restrictive Covenant Obligations”) during the Collateral Period for the applicable Invested Amount.  As such, each Invested Amount shall be available to satisfy any judgment or settlement due to Fortress for any breach of a Participant’s Restrictive Covenant Obligations during the applicable Collateral Period.  In the event that there is any claim for any breach of a Participant’s Restrictive Covenant Obligations pending at the expiration of any Collateral Period, any applicable Invested Amount shall not be distributed or paid to the applicable Participant until the final determination or settlement of such claim.  For the avoidance of doubt, no Invested Amount of one Participant shall be available to satisfy any judgment or settlement resulting from a breach of the Restrictive Covenant Obligations of another Participant.

(c)                                  Fortress shall have a first priority security interest in all Invested Amounts during the applicable Collateral Periods to secure the Restrictive Covenant Obligations.  Upon the request of Fortress, each Participant shall be required to execute and deliver such agreements and other instruments as may be necessary or appropriate to give effect to and maintain such security interest.

(d)                                 At the expiration of the Collateral Period with respect to each Invested Amount, the security interest held by Fortress over such Invested Amount shall automatically expire and be of no further effect, except as otherwise expressly set forth in this Plan.

12.                               Set-Off.  Notwithstanding any other provision of this Plan or any Award Agreement to the contrary, to the extent permitted by Code Section 409A, Fortress shall have the right to offset against any amount owed to a Participant under this Plan any amounts that are owed by a Participant to Fortress (including amounts owed under this Plan) at the time of any Payment hereunder. Invested Amounts and FOG units shall not be subject to the provisions of this Section 12.

13.                               Amendment and Termination of the Plan.  The Plan shall become effective as of the Effective Date.  The Board may amend, modify, suspend or terminate the Plan or Awards thereunder, in whole or in part, at any time, including adopting amendments deemed necessary or desirable to correct any defect or to supply omitted data or to reconcile any inconsistency in the Plan or in any Award granted hereunder.  At no time before the actual distribution of amounts to Participants under the Plan shall any Participant accrue any vested interest or right whatsoever under the Plan except as otherwise explicitly stated in this Plan.

14.                               Implementation of the Plan.  This Plan sets forth the material terms and conditions of the subject matter hereof.  Such terms and conditions will be more fully set forth in (i) such principles and policies as may be promulgated by the Compensation Committee and/or Principals Committee from time to time pursuant to Section 2, (ii) each Award Agreement and/or (iii) such other agreements and documents (whether or not referenced in this Plan) as may be necessary or appropriate to give effect to the terms and conditions set forth herein.

15.                               Withholding.  Distributions pursuant to this Plan shall be subject to any applicable tax withholding requirements (federal, state, local and foreign).

16.                               No Guarantee of Employment.  No statement in this Plan should be construed to grant any employee an employment contract of fixed duration or any other contractual rights, nor should this Plan be interpreted as creating an implied or an expressed contract of employment or any other contractual rights between the Company and its employees.

17.                               Successors.  All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

18.                               Nonassignment.  Except as may be determined by the Compensation Committee or set forth in the applicable Award Agreement, the rights of a Participant under this Plan shall not be assignable or transferable by the Participant except by will or the laws of intestacy.

19.                               Right to Receive Payment.  Except as otherwise provided in the applicable Award Agreement, each Award under the Plan shall be paid solely from the general assets of Fortress.  Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to Payment of an Award other than as an unsecured general creditor with respect to any Payment to which he or she may be entitled.

20.                               Governing Law.  The Plan shall be governed by the laws of the State of Delaware.

21.                               Section 409A.  This Plan and all Awards are intended to comply with Code Section 409A, to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Plan and all Awards hereunder shall be interpreted and be administered to be in compliance therewith.  Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Code Section 409A, a Participant shall not be considered to have terminated employment with the Company for purposes of this Plan, and no Payment shall be due to a Participant under this Plan, until such Participant would be considered to have incurred a “separation from service” from the Company within the meaning of Code Section 409A.  Any Payments described in this Plan that are due within the “short-term deferral period” as defined in Code Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise.  Each amount to be paid or benefit to be provided to a Participant pursuant to this Plan that constitutes deferred compensation subject to Code Section 409A shall be construed as a separate identified payment for purposes of Code Section 409A.  Notwithstanding anything to the contrary in this Plan, to the extent that any Payments to be made upon a Participant’s separation from service would result in the imposition of any individual penalty tax imposed under Code Section 409A, the Payment shall instead be made on the first business day after the earlier of (i) the date that is six (6) months following such separation from service and (ii) such Participant’s death.

22.                               Books and Records. For purposes of resolving accounting and record-keeping questions under the Plan, the books and records of the Company will govern in the event of a conflict between those records and those of any Hedge Fund, PE Fund or Castle (as applicable).  Adjustments from one Fiscal Year to the next necessitated by audit-related or other adjustments to the books and records of any Hedge Fund, PE Fund or Castle (as applicable) after the Payment of any Annual Amount for a particular Fiscal Year will be made and paid or deducted at the time Payments are made under the Plan with respect to the Fiscal Year following the Fiscal Year  of the adjustment.

Annex A

Defined Terms

(a)                                 “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Person in question. As used herein, the term “Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

(b)                                 “AUM” means the “Management Fee Paying Assets Under Management” or “AUM” as defined in the most recent quarterly or annual report filed by the Company with the SEC.

(c)                                  “Award” shall have the meaning set forth in Section 4 hereof.

(d)                                 “Award Agreement” means any written agreement, contract, instrument and/or document evidencing any Award (or portion thereof) and providing the terms and conditions of such Award.

(e)                                  “Board” means the Board of Directors of the Company.

(f)                                   “Castles” means any (i) publicly traded alternative investment vehicle or (ii) company-like vehicle, in either case directly managed by Fortress, including the entities noted as “Castles” on Schedule 2 hereto.

(g)                                  “Cause” shall have the meaning set forth in the applicable Participant’s Employment Agreement.

(h)                                 “CIO” means, with respect to a particular Hedge Fund or PE Fund, the chief investment officer (or person serving in a comparable capacity) of such fund. For any Hedge Fund, PE Fund or Castle in existence on the date hereof, the CIO, if any, thereof is noted on Schedule 2 hereto.

(i)                                     “Class A Shares” means Class A Shares of the Company.

(j)                                    “Code” means the Internal Revenue Code of 1986, as amended.

(k)                                 “Collateral Period” means, with respect to a particular Invested Amount, the period beginning either (i) January 1 of the Fiscal Year such amount was paid to the Participant or (ii) on the date that such an amount is so designated by a Principal, and, in either case of (i) or (ii), ending on the eighteen month anniversary of such date.

(l)                                     “Company” means Fortress Investment Group LLC.

(m)                             “Compensation Committee” means the Compensation Committee of the Board.

(n)                                 “Disability” shall have the meaning set forth in the applicable Participant’s Employment Agreement; provided, however, that, to the extent required in order to avoid accelerated taxation and/or tax penalties under Code Section 409A, a

Participant shall not be considered to have become “disabled” for purposes of this Plan until such Participant would be considered to be “disabled” within the meaning of Code Section 409A.

(o)                                 “Distributable Earnings” means, with respect to a Fiscal Year, the Company’s pre-tax fund management distributable earnings as reported in the Company’s Form 10-K for such Fiscal Year.

(p)                                 “Effective Date” means January 1, 2012.

(q)                                 “Employment Agreement” means, for a particular Participant, that certain Employment, Non-Competition and Non-Solicitation Agreement between the applicable Participant and the Company dated as of August 4, 2011, as amended from time to time, or any successor agreement.

(r)                                    “Excluded Assets” means (i), any fund or account managed by Logan Circle Partners, (ii) Fortress Partners Funds and (iii) any balance sheet investments of Fortress, including, in each case the funds, accounts and investments noted as an “Excluded Fund / Account” on Schedule 2 hereto.

(s)                                   “Existing Hedge Fund” means a Hedge Fund noted as an “Existing Hedge Fund” on Schedule 2 hereto.

(t)                                    “Existing Hedge Fund AUM” means the AUM of an Existing Hedge Fund up to the amount of such AUM reported in the December 31, 2011 Report on Form 10-K of Fortress (the “10-K”), adjusted for redemptions from such fund payable on or before December 31, 2010.  To the extent that the AUM of such a Hedge Fund increases beyond the amount reported in the 10-K (as adjusted), such incremental increased amount shall be treated as New Hedge Fund AUM. The measurement of New Hedge Fund AUM (if any) in an Existing Hedge Fund shall occur each time that promote is clipped in such fund.

(u)                                 “Existing PE Fund” means a PE Fund noted as an “Existing PE Fund” on Schedule 2 hereto.

(v)                                 “Fiscal Year” means a fiscal year of the Company.

(w)                               “FOG” means Fortress Operating Group.

(x)                                 “FOG Unit” means a unit in the Fortress Operating Group, which represents one equity interest in each of the entities that comprise the Fortress Operating Group.

(y)                                 “Fortress” means, collectively, this Company and its controlled Affiliates.

(z)                                  “Fortress Fund” means any fund that is managed by Fortress that is determined by the Compensation Committee to be available for investment by a Participant for purposes of Section 11.

(aa)                          “Fortress Operating Group” shall have the meaning assigned to it in the LLC Agreement.

(bb)                          “Hedge Fund” means (a) any fund that is an unregistered, open-ended fund that provides for periodic, discretionary redemption rights for an investor that is reported as a hedge fund as part of Fortress’s financial statements or other public reports and (b) any open-ended managed account or separate account that provides for periodic, discretionary redemption rights for a client and is managed by Fortress in a manner similar to a fund described in the immediately preceding clause (a), including, in each case, the funds and accounts noted as “Existing Hedge Funds” and “Hedge Funds Currently in Formation Subject to the Plan” on Schedule 2 hereto.  Notwithstanding the foregoing, a Hedge Fund shall not include any Excluded Assets or Castles.

(cc)                            “LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company, as amended from time to time.

(dd)                          “New Hedge Fund AUM” means the AUM of any Hedge Fund other than Existing Hedge Fund AUM and Excluded Assets.

(ee)                            “New PE Fund” means a PE Fund that holds a final closing after January 1, 2012.  For the avoidance of doubt, no Existing PE Fund shall be a New PE Fund.

(ff)                              “NOR” means, in all cases applying the principles used for determining “fund management distributable earnings” of Fortress as disclosed by Fortress on its financial statements publicly filed with the SEC, with respect to a particular Hedge Fund, PE Fund or Castle (as applicable) for the applicable Fiscal Year, (a) the amount of the net management fees plus the amount of net incentive fees actually received by Fortress as reflected on Fortress internal management accounts in respect of the applicable Hedge Fund, PE Fund or Castle with respect to the applicable Fiscal Year (in each case, net of rebates thereof, if any, with respect to investments by Fortress or its affiliates and revenue sharing arrangements) minus (b) the sum of (i) the applicable fund’s allocable share of the costs and expenses of Fortress related to, or incurred for the benefit of, the applicable Hedge Fund, PE Fund or Castle, including, but not limited to, (A) payroll costs (including salary, benefits and discretionary bonuses), (B) direct expenses (including travel and entertainment expenses and marketing), (C) overhead expenses (including rent), (D) other operating expenses (including reserves), (E) corporate overhead (including corporate functions and the “capital formation group”), (F) fixed asset depreciation and (G) payments to employees of Fortress and its Affiliates and third parties under profit-sharing arrangements and (ii) any taxes (including payroll and employment taxes, but for the avoidance of doubt, excluding any income taxes payable by

Fortress) payable in respect of the amounts set forth in clause (a) or clause (b) above with respect to the applicable Fiscal Year.  For the avoidance of doubt, (i) the NOR may be negative for a Fiscal Year and (ii) clawback obligations on funds other than New PE AUM shall not be included within the NOR calculation.

(gg)                            “Participant” means a Principal of the Company selected by the Principals Committee and approved by the Compensation Committee in accordance with Section 3 hereof.

(hh)                          “Payment” means, with respect to a particular Annual Amount, the amount received by a Participant in satisfaction of the applicable Annual Amount, whether in cash (including cash compensation and cash distributions to a Participant in respect of any Equity Interests held by the applicable Participant), RSUs or other consideration. Payment does not include distributions made out of Invested Amounts.

(ii)                                  “PE Fund” means (a) any fund that is a closed-end fund or account with no discretionary redemption rights for an investor (other than in certain limited circumstances) that is reported as a private equity fund as part of Fortress’s financial statements or other public reports and (b) any closed-ended managed account or separate account with no discretionary redemption rights for a client (other than in certain limited circumstances) that is managed in a similar manner to a fund described in the immediately preceding clause (a), including, in each case, the funds and accounts listed noted as “Existing PE Funds” and “PE Funds Currently in Formation Subject to the Plan” on Schedule 2 hereto.  Notwithstanding the foregoing, a PE Fund shall not include any Excluded Assets or Castles.

(jj)                                “Person” means any individual, partnership, limited liability company, corporation, trust or other association or entity.

(kk)                          “Plan” means this Fortress Investment Group LLC Principal Compensation Plan, as may be amended or restated from time to time.

(ll)                                  “Principals” means “principals” as defined in the most recent annual proxy statement filed by the Company with the SEC.

(mm)                  “Principals Committee” means the committee that may assist in the administration of the Plan as described in Section 2 hereof. The Principals Committee will initially be comprised of Messrs. Wesley R. Edens, Peter L. Briger, Jr., Michael E. Novogratz and Daniel H. Mudd. The Compensation Committee shall be responsible for determining whether the replacement of a member of the Principals Committee is necessary in the event of the Death, Disability, termination or resignation of any member of the Principals Committee. In determining a possible replacement, the Compensation Committee shall ensure that each business unit (i.e., PE, Liquids and Hedge) shall always maintain at least one representative on the Principals Committee.

(nn)                          “Promote” means, (i) with respect to Existing Hedge Fund AUM for the applicable Fiscal Year, the gross promote that is paid to Fortress with respect to such Existing Hedge Fund AUM in respect of such Fiscal Year less any payments to third parties and employees under profit-sharing arrangements (i.e., EWYK or DCP deals) and (ii) with respect to a particular PE Fund or Castle for the applicable

Fiscal Year, the gross promote or similar amount (such as an equity interest) that is paid to Fortress by the applicable PE Fund or Castle in respect of such Fiscal Year less any payments of such promote or similar amount that is calculated by reference to such promote or similar amount to third parties and employees.

(oo)                          “RSUs” means restricted share units of the Company granted pursuant to the Amended and Restated Fortress Investment Group LLC 2007 Omnibus Equity Incentive Plan, as amended from time to time, or a successor plan.

(pp)                          “SEC” means the U.S. Securities and Exchange Commission.

(qq)                          “Sponsor” means the Participant with respect to any Hedge Fund or PE Fund that is raised, in whole or in part, by making use of such Participant’s relationships, investment track record, personal reputation and/or other individual attributes that, individually or in the aggregate, provide a substantial and necessary contribution to the success of the capital raise of the particular Hedge Fund or PE Fund. For any Hedge Fund, PE Fund or Castle in existence on the date hereof, any Sponsor thereof is noted on Schedule 2 hereto. Notwithstanding any other provision of this Plan to the contrary, no Hedge Fund or PE Fund for which a Participant serves as CIO shall also be deemed to be Sponsored by such Participant.

Schedule 1

Wesley R. Edens

Peter L. Briger, Jr.

Michael E. Novogratz

Randal A. Nardone

Robert I. Kauffman